                                 Form U-13-60
                    Mutual and Subsidiary Service Companies

                                 ANNUAL REPORT

                                For the period

            Beginning January 1, 2001 and Ending December 31, 2001



                                    TO THE

                    U.S. SECURITIES AND EXCHANGE COMMISSION

                                      OF

                       CONECTIV RESOURCE PARTNERS, INC.

                         A Subsidiary Service Company



                    Date of Incorporation: January 16, 1998

   State or Sovereign Power under which incorporated or Organized: Delaware


         Location of Principal Executive Offices of Reporting Company:

                                800 King Street
                             Wilmington, DE 19899



  Name, title, and address of officer to whom correspondence concerning this report should be addressed:

                          James P. Lavin, Controller
                            Accounting and Finance
                                800 King Street
                             Wilmington, DE 19899



       Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                                   Conectiv

                     INSTRUCTIONS FOR USE OF FORM U-13-60


1. TIME OF FILING. Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. NUMBER OF COPIES. Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

3. PERIOD COVERED BY REPORT. The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. REPORT FORMAT. Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to such size.

5. MONEY AMOUNTS DISPLAYED. All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (Section 210.3-01(c)).

6. DEFICITS DISPLAYED. Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, Section 210.3-01 (c) ).

7. MAJOR AMENDMENTS OR CORRECTIONS. Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. DEFINITIONS. Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9. ORGANIZATION CHART. The service company shall submit with each annual report a copy of its current organization chart.

10. METHODS OF ALLOCATION. The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED. The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

12. ELECTRONIC FILERS. Electronic filers are subject to Regulation S-T and the EDGAR Filer Manual. Any rule or instruction therein shall be controlling unless otherwise specifically provided in rules or instructions pertaining to the submission format documents.

     Data that appears in tabular or columnar format shall be marked as prescribed in the EDGAR Filer Manual.

     Signatures shall be in typed form rather than manual format. See rule 13 of Regulation S-T.

LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNT

                                                                     Schedule or           Page
Description of Schedules and Accounts                               Account Number        Number
COMPARATIVE BALANCE SHEET                                           Schedule      I          4-5

      Service Company Property                                      Schedule      II         6-7
      Accumulated Provision for Depreciation and
        Amortization of Service Company Property                    Schedule      III        8
      Investments                                                   Schedule      IV         9
      Accounts Receivable from Associate Companies                  Schedule      V          10-10a
      Fuel Stock Expenses Undistributed                             Schedule      VI         11
      Stores Expense Undistributed                                  Schedule      VII        12
      Miscellaneous Current and Accrued Assets                      Schedule      VIII       13
      Miscellaneous Deferred Debits                                 Schedule      IX         14
      Research, Development, or Demonstration
        Expenditures                                                Schedule      X          15
      Proprietary Capital                                           Schedule      XI         16
      Long-Term Debt                                                Schedule      XII        17
      Current and Accrued Liabilities                               Schedule      XIII       18
      Notes to Financial Statements                                 Schedule      XIV        19-20

COMPARATIVE STATEMENT OF INCOME                                     Schedule      XV         21

      Analysis of Billing - Associate Companies                     Account       457        22
      Analysis of Billing - Non associate Companies                 Account       458        23
      Analysis of Charges for Service - Associate
        and Non associate Companies                                 Schedule      XVI        24
      Schedule of Expense by Department or
        Service Function                                            Schedule      XVII       25-27
      Departmental Analysis of Salaries                             Account       920        28-29
      Outside Services Employed                                     Account       923        30-32
      Employee Pensions and Benefits                                Account       926        33
      General Advertising Expenses                                  Account       930.1      34
      Miscellaneous General Expenses                                Account       930.2      35
      Rents                                                         Account       931        36
      Taxes Other Than Income Taxes                                 Account       408        37
      Donations                                                     Account       426.1      38-39
      Other Deductions                                              Account       426.5      40
      Notes to Statement of Income                                  Schedule      XVIII      41

      LISTING OF INSTRUCTIONAL FILING REQUIREMENTS

      Description of Reports or Statements

      ORGANIZATION CHART                                                                     42

      METHODS OF ALLOCATION                                                                  43-49

      ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED                             50

      SIGNATURE                                                                              51

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                    SCHEDULE I - COMPARATIVE BALANCE SHEET

              Give balance sheet of the Company as of December 31
                         of the current and prior year

                                                                                                As of
        Account                    Assets and Other Debits                                   December  31
                                                                                    Current                Prior
                                                                                     2001                   2000
                                                                                           (In Thousands)
                  SERVICE COMPANY PROPERTY
          101     Service Company Property (Schedule II)                          $        84,571    $        82,636
          107     Construction work in progress (Schedule II)                                   -                  -
                                                                                  ----------------------------------
                     Total Property                                               $        84,571    $        82,636
                                                                                  ----------------------------------
          108     Less accumulated provision for depreciation
                  and amortization of service company property
                  (Schedule III)                                                  $        28,507    $        16,798
                                                                                  ----------------------------------
                     Net Service Company Property                                 $        56,064    $        65,838
                                                                                  ----------------------------------
                  INVESTMENTS
          121     Nonutility Property                                             $         2,232    $         7,377
          123     Investments in associate companies (Schedule IV)                              -                  -
          124     Other investments (Schedule IV)                                               -                  -
          128     Special Funds                                                             4,238              4,476
                                                                                  ----------------------------------
                     Total Investments                                            $         6,470    $        11,853
                                                                                  ----------------------------------
                  CURRENT AND ACCRUED ASSETS
          131     Cash                                                            $            25    $           356
          134     Special deposits                                                              -                  -
          135     Working funds                                                               115                 22
          136     Temporary cash investments (Schedule IV)                                      -             52,578
          141     Notes receivable                                                              -                  -
          143     Accounts receivable                                                       1,900                  -
          144     Accumulated provision for uncollectible accounts                              -                  -
          146     Accounts receivable from associate companies
                  (Schedule V and XIV)                                                     18,299             62,259
          152     Fuel stock expenses undistributed (Schedule VIII)                             -                  -
          154     Materials and supplies                                                        -                  -
          163     Stores expense undistributed (Schedule VII)                                   -                  -
          165     Prepayments                                                               1,014                789
          171     Interest and Dividends Receivable                                             -                422
          174     Miscellaneous current and accrued assets
                  (Schedule VIII)                                                               -                  -
                                                                                  ----------------------------------
                     Total Current and Accrued Assets                             $        21,354    $       116,426
                                                                                  ----------------------------------


                  DEFERRED DEBITS
          181     Unamortized debt expense                                        $             -    $             -
          183     Preliminary Survey and Investigation                                          -                  -
          184     Clearing accounts                                                            10                 (1)
          186     Miscellaneous deferred debits (Schedule IX)                               4,053              4,095
          188     Research, development, or demonstration
                  expenditures (Schedule X)                                                     -                  -
          190     Accumulated deferred income taxes                                           565              1,036
                                                                                  ----------------------------------

                     Total Deferred Debits                                        $         4,628    $         5,130
                                                                                  ----------------------------------

                     TOTAL ASSETS AND OTHER DEBITS                                $        88,516    $       199,247
                                                                                  ----------------------------------

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                    SCHEDULE I - COMPARATIVE BALANCE SHEET

                                                                                               As of
        Account                    Assets and Other Debits                                  December 31
                                                                                   Current                Prior
                                                                                     2001                  2000
                                                                                           (In Thousands)
                  PROPRIETARY CAPITAL
          201     Common stock issued (Schedule XI)                              $               1   $           1
          211     Miscellaneous paid-in-capital (Schedule XI)                                    -               -
          215     Appropriated retained earnings (Schedule XI)                                   -               -
          216     Unappropriated retained earnings (Schedule XI)                                37            (229)
                                                                                 ---------------------------------
                    Total Proprietary Capital                                    $              38   $        (228)
                                                                                 ---------------------------------
                  LONG - TERM DEBT
          223     Advances from associate companies (Schedule XII)               $               -   $           -
          224     Other long-term debt (Schedule XII)                                            -               -
          225     Unamortized premium on long-term debt                                          -               -
          226     Unamortized discount on long-term debt                                         -               -
                                                                                 ---------------------------------
                    Total Long - Term Debt                                       $               -   $           -
                                                                                 ---------------------------------
                  CURRENT AND ACCRUED LIABILITIES
          184     Clearing accounts                                              $             (12)  $           1
          231     Notes payable                                                                  -               -
          232     Accounts payable                                                           7,102          12,236
          233     Notes payable to associate companies
                  (Schedule XIII and XIV)                                                   42,316         139,758
          234     Accounts payable to associate companies
                  (Schedule XIII and XIV)                                                        -               -
          236     Taxes accrued                                                             (1,326)         (4,845)
          237     Interest accrued                                                              60             926
          238     Dividends declared                                                             -               -
          241     Tax collections payable                                                       10             159
          242     Miscellaneous current and accrued liabilities
                  (Schedule XIII)                                                           30,103          42,572
                                                                                 ---------------------------------

                    Total Current and Accrued Liabilities                        $          78,254   $     190,807
                                                                                 ---------------------------------
                  DEFERRED CREDITS
          253     Other deferred credits                                         $               -   $           -
          254     Other regulatory liabilities                                                   -               -
          255     Accumulated deferred investment tax credits                                    -               -
                                                                                 ---------------------------------

                    Total Deferred Credits                                       $               -   $           -
                                                                                 ---------------------------------
                  ACCUMULATED DEFERRED INCOME TAXES
          282     Accumulated deferred income taxes-Other Property               $           8,164   $       6,808
          283     Accumulated deferred income taxes-Other                                    2,060           1,860
                                                                                 ---------------------------------

                    Total Accumulated Deferred Income Taxes                      $          10,224   $       8,668
                                                                                 ---------------------------------

                  TOTAL LIABILITIES AND PROPRIETARY CAPITAL                      $          88,516   $     199,247
                                                                                 =================================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                    SCHEDULE II - SERVICE COMPANY PROPERTY

                                        Balance At                          Retirements                          Balance At
                                         Beginning                              or               Other             Close
                 Description              of Year          Additions           Sales          Changes (1)         of Year

SERVICE COMPANY
PROPERTY
Account
   301     Organization                  $       -          $      -         $       -         $        -         $       -
   303     Miscellaneous
           Intangible Plant                 10,046             1,603            (2,189)                 -             9,460
   304     Land and Land
           Rights                                -                 -                 -                  -                 -
   305     Structures and
           Improvements                     14,481                 0                 -                  -            14,481
   306     Leasehold
           Improvements                          -                 -                 -                  -                 -
   307     Equipment(2)                     51,613             3,253            (1,094)                 -            53,772
   308     Office Furniture
           and Equipment                     6,496               362                 -                  -             6,858
   309     Automobiles,
           Other Vehicles
           and Related Garage
           Equipment                             -                 -                 -                  -                 -
   310     Aircraft and Airport
           Equipment                             -                 -                 -                  -                 -
   311     Other Service
           Company Property(3)                   -                 -                 -                  -                 -
                                      -------------------------------------------------------------------------------------

           SUBTOTAL                      $  82,636          $  5,218         $  (3,283)        $        -         $  84,571

   107     Construction Work in
           Progress (4)                          -                 -                 -                  -                 -
                                      -------------------------------------------------------------------------------------

           TOTAL                         $  82,636          $  5,218         $  (3,283)        $        -         $  84,571
                                      =====================================================================================

           (1) Provide an explanation of those changes considered material:

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                            SCHEDULE II - CONTINUED

(2) Sub accounts are required for each class of equipment owned. The service company shall provide a listing by sub account of equipment additions during the year and the balance at the close of the year:

                                                                                           Balance At
                                                                                            Close of
           Subaccount Description                                         Additions           Year
           Computer Hardware                                            $     3,253         $  45,220
           Computer Software                                                      -             8,132
           Typewriters, Calculators, Copiers, & Duplicating                       -                 -
           Office Services Printing and Stationary Equipment                      -                 -
           Cafeteria & Kitchen Equipment                                          -               420
                                                                       ------------------------------

           TOTAL                                                        $     3,253         $  53,772
                                                                       ==============================

(3)  Describe Other Service Company Property:

           Not Applicable


(4)  Describe Construction Work in Progress:

           Asset Under Construction               Capitalized Date        Value        Description
           ------------------------               ----------------        -----        -----------
           Not Applicable

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                                 SCHEDULE III

                  ACCUMULATED PROVISION FOR DEPRECIATION AND
                   AMORTIZATION OF SERVICE COMPANY PROPERTY

                                         Balance At         Additions                            Other              Balance At
                                         Beginning          Charged to                         Changes Add            Close
                 Description              of Year          Account 403      Retirements        (Deduct) (1)          of Year
Account
   301     Organization                  $         -      $          -       $         -        $          -        $        -
   303     Miscellaneous
           Intangible Plant                    2,294             1,812              (474)                  -             3,632
   304     Land and Land
           Rights                                  -                                                       -                 -
           Structures and
           Improvements                          633               476                 -                   -             1,109
   306     Leasehold
           Improvements                            -                                                       -                 -
   307     Equipment(2)                       13,493             9,950              (387)                  -            23,056
   308     Office Furniture
           and Equipment                         378               332                 -                   -               710
   309     Automobiles,
           Other Vehicles
           and Related Garage
           Equipment                               -                 -                 -                   -                 -
   310     Aircraft and Airport
           Equipment                               -                 -                 -                   -                 -
   311     Other Service
           Company Property                        -                 -                 -                   -                 -
                                      -----------------------------------------------------------------------------------------

           TOTAL                         $    16,798      $     12,570       $      (861)       $          -        $   28,507
                                      =========================================================================================

           (1) Provide an explanation of those changes considered material:

           NOT APPLICABLE

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                           SCHEDULE IV - INVESTMENTS

INSTRUCTIONS: Complete the following schedule concerning investments.

     Under Account 124, "Other Investments", state each investment separately, with description, including the name of the issuing company, number of shares or principal amount, etc.

     Under Account 136, "Temporary Cash Investments", list each investment separately.

                                                                      Balance At      Balance At
                                                                      Beginning         Close
                 Description                                           of Year         of Year
     Account 123 - Investment in Associate Companies                  $      -        $        -

     Account 124 - Other Investments                                         -                 -

     Account 136 - Temporary Cash Investments

          Merrill Lynch Premier Institutional Fund                      52,578                 -
                                                                     ---------------------------

                                   TOTAL                              $ 52,578         $       -
                                                                     ===========================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

           SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

INSTRUCTIONS: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                              Balance At        Balance At
                                                              Beginning           Close
                Description                                    of Year           of Year
Account 146 - Accounts Receivable from Associate
                     Companies
           Conectiv Energy Supply, Inc.                        $ 21,753          $ (3,045)
           Delmarva Power & Light Company                        16,842             7,777
           Atlantic City Electric Company                         9,151             7,820
           Conectiv Operating Services Company                    4,154               749
           Conectiv Communications, Inc.                          2,554             1,088
           Conectiv Holding Company, Inc.                         1,760                (4)
           Conectiv Delmarva Generation, Inc.                     1,369             1,651
           Conectiv Solutions LLC                                 1,223               (90)
           Conectiv Services II, Inc.                               973                12
           Conectiv Thermal Systems                                 546                65
           Conectiv Atlantic Generation, LLC                        505               133
           ATE Investments, Inc.                                    404                 8
           Thermal Energy Limited Partnership                       236               539
           Atlantic Southern Properties                             209               193
           Conectiv Mid Merit, Inc.                                 185               204
           Conectiv Properties, Inc.                                175              (106)
           Conectiv Energy, Inc.                                     97                 -
           Atlantic Generation, Inc.                                 67                28
           DCTC-Burney, Inc.                                         49                 2
           King Street Assurance LTD                                  6                 2
           DCI II, Inc.                                               1                (1)
           DCI I, Inc.                                                -                 4
           Conectiv Energy Holding Company                            -               969
           Conectiv Bethlehem Inc.                                    -                81
           Pedrick Generation, Inc.                                   -               220
                                                            ------------   ---------------

                TOTAL RECEIVABLES                              $ 62,259          $ 18,299
                                                            ============   ===============

Analysis of Convenience or Accommodation Payments:
           See Schedule V (a)

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

      SCHEDULE V (a) - Analysis of Convenience or Accommodation Payments

                                                                  Total
                                   Company Name                 Payments
                                   ------------                 --------
                ATE Investments, Inc.                                   1,764
                Atlantic City Electric Company                         37,022
                Atlantic Generation, Inc.                               1,563
                Atlantic Southern Properties                            1,577
                Conectiv Holding Company, Inc.                          4,720
                Conectiv Atlantic Generation, LLC                      13,462
                Conectiv Bethlehem, Inc.                                   69
                Conectiv Communications, Inc.                          16,827
                Conectiv Delmarva Generation, Inc.                     25,132
                Conectiv Energy Holding Co.                               968
                Conectiv Energy Supply, Inc.                           78,534
                Conectiv Energy, Inc.                                     294
                Conectiv Mid-Merit, Inc.                                1,365
                Conectiv Operating Services Company                    11,561
                Conectiv Properties, Inc                                2,239
                Conectiv Thermal Systems                                3,896
                Conectiv Solutions, LLC                                 3,037
                Conectiv Services II, Inc.                              3,454
                DCI I, Inc.                                               560
                DCI II, Inc.                                            4,822
                DCTC-Burney, Inc.                                         110
                Delmarva Power & Light Company                         66,070
                King Street Assurance Ltd                               2,002
                Pedrick Generation Inc.                                   215
                Thermal Energy Limited Partnership                      1,647
                Vital Services Home LLC                                    24

                                                               --------------
Total Payments                                                      $ 282,934
                                                               ==============


                The majority of convenience payments relate to benefits and outside legal, consulting and purchased power expenses paid to vendors who bill more than one system affiliate on one invoice, and expenses incurred by system affiliates who do not have a checking account.

                                      -10a-

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                SCHEDULE VI - FUEL STOCK EXPENSE UNDISTRIBUTED


INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "summary" listed below give an overall report of the fuel functions performed by the service company.

                 Description                                  Labor       Expenses             Total
                 -----------                                  -----       --------             -----
Account 152 - Fuel Stock Expenses Undistributed             $       -      $      -           $     -
                                                          --------------------------------------------

           TOTAL                                             $      -      $      -           $     -
                                                          ============================================

Summary:

           Not Applicable

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                  SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED


INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

                 Description                             Labor            Expenses        Total
                 -----------                             -----            --------        -----
Account 163 - Stores Expense Undistributed             $      -          $      -        $      -
                                                     ---------------------------------------------

           TOTAL                                       $      -            $     -       $      -
                                                     =============================================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

           SCHEDULE VIII - MISCELLANEOUS CURRENT AND ACCRUED ASSETS

INSTRUCTIONS:  Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                 Balance At        Balance At
                                                 Beginning            Close
                 Description                      of Year            of Year
                 -----------

Account 174 - Miscellaneous Current and       $          -         $        -
                                              -------------------------------
                    Accrued Assets

           TOTAL                              $          -         $        -
                                              ===============================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                  SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

INSTRUCTIONS:  Provide detail of items in this account. Items less than $10,000 may be grouped by class, showing the number of items in each class.

                                                                      Balance At   Balance At
                                                                      Beginning      Close
                 Description                                           of Year      of Year
                 -----------
Account 186 - Miscellaneous Deferred Debits

           Intangible Asset-Supplemental Executive Retirement Plan    $    3,602   $    1,483
           SAP Costs-Deferred                                                849        2,570
           Exp in connection with Mgmt Life Insurance Program                 41            -
           Suspense-Cash Management                                          (83)           -
           Software termination fee accrual                                 (325)           -
           Other                                                              11            -
                                                                      -----------------------
           TOTAL                                                      $    4,095   $    4,053
                                                                      =======================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                                  SCHEDULE X
              RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES


INSTRUCTIONS: Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.



                 Description                                     Amount
                 -----------                                     ------
Account 188 - RESEARCH, DEVELOPMENT,
                       OR DEMONSTRATION EXPENDITURES          $       -



           TOTAL                                               $      -
                                                           =================

                 ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001

                       SCHEDULE XI - PROPRIETARY CAPITAL

                                                                                              Outstanding
                                             Number of         Par or Stated                 Close of Period
  Account                                      Shares             Value          No. of          Total
  Number         Class of Stock              Authorized         Per Share        Shares          Amount
        201    Common Stock Issued              1,000           $    1.00        1,000        $   1,000


INSTRUCTIONS:  Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.


                    Description                                  Amount

Account 211 - Miscellaneous Paid-In Capital                      $     -

Account 215 - Appropriated Retained Earnings                           -
                                                                --------

               TOTAL                                             $     -

INSTRUCTIONS:  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

                                                Balance At         Net Income                     Balance At
                                                Beginning              or            Dividends      Close
                    Description                  of Year             (Loss)            Paid        of Year
Account 216 - Unappropriated
                      Retained Earnings       $       (229)        $     266         $       -     $     37
                                          -------------------------------------------------------------------

               TOTAL                          $       (229)        $     266         $       -     $     37
                                          ===================================================================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                         SCHEDULE XII - LONG-TERM DEBT

INSTRUCTIONS:  Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other Long-Term Debt provide the name of the creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

                   Terms of Oblig        Date                                 Balance At                                 Balance At
                   Class & Series         of       Interest      Amount        Beginning                   Deductions       Close
                   of Obligation       Maturity      Rate        Amortized      of Year       Additions        (1)         of Year
Account 223 - Advances from
              Associate Companies:                                               $    -                                      $   -

Account 224 - Other Long-Term Debt                                                    -                                          -

        TOTAL                                                                    $    -                                      $   -

(1) Give an explanation of deductions:
        Not Applicable

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

INSTRUCTIONS:  Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                                           Balance At       Balance At
                                                                            Beginning          Close
                 Description                                                 of Year          of Year
                 -----------
Account 233 - Notes Payable to Associate Companies
           Conectiv Money Pool                                             $    119,640     $   22,265
           King Street Assurance Ltd.                                            20,118         20,051
                                                                           ---------------------------

           TOTAL                                                           $    139,758     $   42,316
                                                                           ===========================

Account 234 - Accounts Payable to Associate Companies
                                                                           $          -     $        -
                                                                                      -              -
                                                                           ---------------------------
           TOTAL                                                           $          -     $        -
                                                                           ===========================

Account 242 - Miscellaneous Current and Accrued Liabilities

           Incentives                                                      $     14,097     $    6,155
           Pension/OPEB                                                          12,685          6,849
           Deferred Savings and Thrift                                            8,285         11,286
           Supplemental Executive Retirement Plan                                 3,935          3,300
           Health Claims Reserve                                                  2,075          1,808
           Severance                                                              1,635            235
           General Liability Insurance                                             (200)           107
           Other                                                                     60            363
                                                                           ---------------------------
           TOTAL                                                           $     42,572     $   30,103
                                                                           ===========================

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     For the Year Ended December 31, 2001

                 SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS



INSTRUCTIONS:  The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


1.   Service Company Property and Non-Utility Property

               Service Company property and non-utility property are stated at original cost, including property additions. Capitalized interest is included in the original cost and represents the cost of borrowed and equity funds used to finance construction of new facilities. The annual provision for depreciation on service company and non-utility property is computed on the straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property retired, including removal costs less salvage and other recoveries.

2.   Income Taxes

               CRP, as a subsidiary of Conectiv, is included in the consolidated federal income tax return of Conectiv. Income taxes are allocated to CRP based upon its taxable income or loss, determined on a separate return basis. The financial statements include two categories of income taxes-current and deferred. Current income taxes represent CRP's share of amounts of tax expected to be reported on Conectiv's federal and state income tax returns. Deferred income tax assets and liabilities represent the tax effects of temporary differences between the financial statements and tax bases of existing assets and liabilities are measured using presently enacted tax rates. Deferred income tax expense represents the net change during the reporting period in the net deferred tax liability.

3.   Pension and Other Postretirement  Benefits

               CRP employees are covered by the Conectiv pension plan which as of December 31, 2001 had a projected benefit obligation of $755.0 million and trust fund assets with fair value of $861.4 million, resulting in an over-funded status of $106.4 million of which $91.9 million was reflected on Conectiv's Consolidated December 31, 2001 Balance Sheet. During 2001, CRP incurred a credit expense of $7.4 million for pension service and interest costs, net of expected return on assets.

               CRP employees are covered by Conectiv's other postretirement benefit plans which as of December 31, 2001 had a projected benefit obligation of $263.8 million and trust fund assets with a fair value of $117.1 million, resulting in an under-funded status of $146.7 million. Due to an unrecognized actuarial gain, a liability of $89.8 million was reflected on Conectiv's Consolidated December 31, 2001 Balance Sheet. During 2001, CRP incurred and expense of $5.2 million for other postretirement service and interest costs, net of expected return on assets.

               Conectiv also maintains 401(k) savings plans for covered employees, including employees of CRP. Conectiv contributes to the plan, in the form of Conectiv stock, at varying levels up to $0.50 for each dollar contributed by employees, for up to 6% of employee base pay. The amount expensed by CRP for Conectiv's matching contributions was $2.0 million in 2001.

4.   Rents

               CRP leases office buildings and business equipment from associate companies. These leases are accounted for as operating leases.

5.   Money Pool

               The Money Pool exists to permit affiliate companies to borrow excess cash from other affiliate companies. Conectiv Resource Partners, Inc. serves as the Administrator for the System Money Pool.

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                For the Years Ended December 31, 2001 and 2000
                                (In Thousands)

                 SCHEDULE XV - COMPARATIVE STATEMENT OF INCOME


                                                                          Current                    Prior
                                                                            Year                      Year
       Account                      Description                             2001                      2000
                INCOME
            457 Services rendered to associate companies                  $ 233,790                 $ 267,932
            458 Services rendered to nonassociate companies                       -                         -
            421 Miscellaneous income or loss                                      -                         -
                                                                          -----------------------------------

                     TOTAL INCOME                                         $ 233,790                 $ 267,932
                                                                          ===================================

                EXPENSE

       912-13   Marketing & Advertising                                   $     168                 $     101
         920    Salaries and wages                                           95,788                   104,891
         921    Office Supplies and expenses                                 18,113                    21,433
         922    Administrative expenses transferred-credit                        -                         -
         923    Outside services employed                                    54,707                    59,907
         924    Property insurance                                             (243)                    1,496
         925    Injuries and damages                                            880                       961
         926    Employee pensions and benefits                               18,232                    25,371
         928    Regulatory commission expense                                     -                         -
         929    Duplicate charges-credit                                       (481)                   (1,528)
        930.1   General advertising expense                                     450                       146
        930.2   Miscellaneous general expenses                                4,534                     6,997
         931    Rents                                                        22,486                    27,806
         932    Maintenance of structures and equipment                         300                       296
         403    Depreciation and amortization expense                        12,570                    12,522
         408    Taxes other than income taxes                                   390                       396
         409    Income taxes                                                 (2,294)                      162
         410    Provision for deferred income taxes                           2,028                       (64)
         411    Provision for deferred income taxes-credit                        -                         -
        411.5   Investment tax credit                                             -                         -
        426.1   Donations                                                       835                     1,066
        426.5   Other deductions                                              1,944                         -
         427    Interest on long-term debt                                        -                         -
         430    Interest on debt to associate companies                       3,117                     6,069
         431    Other interest expense                                            -                         -
                                                                          -----------------------------------
                     TOTAL EXPENSES                                       $ 233,524                 $ 268,030
                                                                          -----------------------------------

                     NET INCOME OR (LOSS)                                 $     266                 $     (98)
                                                                          ===================================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                              ANALYSIS OF BILLING

                       ASSOCIATE COMPANIES - ACCOUNT 457

                                                              Direct        Indirect        Compensation          Total
                                                              Costs          Costs            For Use            Amount
         Name of Associate Company                           Charged        Charged          of Capital          Billed
                                                              457-1          457-2             457-3
Delmarva Power & Light Company                             $  24,703      $   69,452        $      1,358         $ 95,513
Atlantic City Electric Company                                16,661          66,221                 949           83,831
Conectiv Properties, Inc.                                         43              33                   6               82
DCI I, Inc.                                                       43              10                   -               53
Conectiv Operating Services Company                            2,806           4,012                 101            6,919
DCTC-Burney, Inc.                                                 48               2                   -               50
Conectiv Energy Supply, Inc.                                   8,860           5,223                  82           14,165
Conectiv Delmarva Generation, Inc.                             1,795           6,518                 276            8,589
Conectiv Atlantic Generation, LLC                                422             948                  41            1,411
Conectiv Mid Merit, Inc.                                       3,642             502                   -            4,144
Conectiv Bethlehem, Inc.                                         498               -                   -              498
Conectiv Energy Holding Co.                                       40               -                   -               40
Atlantic Southern Properties                                      19              73                   6               98
Atlantic Generation, Inc.                                        654              32                   -              686
Pedricktown Generation, Inc.                                       5               -                   -                5
ATE Investment, Inc.                                              34              86                   -              120
King Street Assurance LTD                                         15              18                   -               33
Conectiv Services II, Inc.                                       137             100                   -              237
Conectiv Solutions LLC                                         1,355           3,227                  23            4,605
Vital Services Home, Inc.                                          2               -                   -                2
Conectiv Energy Supply, Inc.                                   2,155               -                   -            2,155
Conectiv Thermal Systems                                         217             599                  20              836
Thermal Energy Limited Partnership                               392              50                  22              464
Conectiv Communications, Inc.                                  1,480           6,116                 233            7,829
Conectiv Holding Company, Inc.                                    12           1,413                   -            1,425
                                                           ---------      ----------        ------------         --------

TOTAL                                                      $  66,038      $  164,635        $      3,117         $233,790
                                                           =========      ==========        ============         ========

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                              ANALYSIS OF BILLING

                     NONASSOCIATE COMPANIES - ACCOUNT 458


                                                Direct       Indirect        Compensation                     Excess        Total
                                                Costs          Costs            For Use        Total            or         Amount
        Name of Nonassociate Company           Charged        Charged         of Capital        Cost        Deficiency     Billed
                                                458-1          458-2             458-3                        458-4
    TOTAL                                      $       -     $       -       $       -       $       -      $       -     $       -
                                               =========     =========       =========       =========      =========     =========


INSTRUCTION:   Provide a brief description of the services rendered to each nonassociate company.

               NOT APPLICABLE

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICES

                     ASSOCIATE AND NONASSOCIATE COMPANIES

                                                                     Associate                              Nonassociate
                                                                  Company Charges                         Company Charges
                                                        Direct       Indirect                    Direct       Indirect
         Description of Items                            Costs        Costs         Total       Costs          Costs          Total
912-13   Marketing & Advertising                       $       -   $        168         168    $     -     $     -           $     -
 920     Salaries and wages                               36,980         58,809      95,788          -           -                 -
 921     Office Supplies and expenses                      4,623         13,490      18,113          -           -                 -
 922     Administrative expenses transferred-credit            -              -           -          -           -                 -
 923     Outside services employed                         7,925         46,782      54,707          -           -                 -
 924     Property insurance                                    -           (243)       (243)         -           -                 -
 925     Injuries and damages                                  -            880         880          -           -                 -
 926     Employee pensions and benefits                    9,906          8,326      18,232          -           -                 -
 928     Regulatory commission expense                         -              -           -          -           -                 -
 929     Duplicate charges-credit                              -           (481)       (481)
930.1    General advertising expense                           -            450         450          -           -                 -
930.2    Miscellaneous general expenses                        -          4,534       4,534          -           -                 -
 931     Rents                                             3,302         19,184      22,486          -           -                 -
 932     Maintenance of structures and equipment               -            300         300          -           -                 -
 403     Depreciation and amortization expense             3,302          9,268      12,570          -           -                 -
 408     Taxes other than income taxes                         -            390         390          -           -                 -
 409     Income taxes                                          -         (2,028)     (2,028)         -           -                 -
 410     Provision for deferred income taxes                   -          2,028       2,028          -           -                 -
 411     Provision for deferred income taxes-credit            -              -           -          -           -                 -
411.5    Investment tax credit                                 -              -           -          -           -                 -
426.1    Donations                                             -            835         835          -           -                 -
426.5    Other deductions                                      -          1,944       1,944          -           -                 -
 427     Interest on long-term debt                            -              -           -          -           -                 -
 431     Other interest expense                                -              -           -          -           -                 -
                                                        ----------------------------------------------------------------------------

             TOTAL EXPENSES                             $ 66,038   $    164,635  $  230,673    $     -     $     -           $     -
                                                        ============================================================================

Compensation for Use of Equity Capital
  430     Interest on debt to associate companies                                     3,117          -           -                 -
                                                                                ----------------------------------------------------

              TOTAL COST OF SERVICES                                             $  233,790    $     -     $     -           $     -
                                                                                ====================================================

                                                                  Total Charges
                                                                   for Service
                                                         Direct      Indirect
         Description of Items                             Costs        Costs        Total
912-13   Marketing & Advertising                        $      -   $        168   $     168
 920     Salaries and wages                               36,980         58,808      95,788
 921     Office Supplies and expenses                      4,623         13,490      18,113
 922     Administrative expenses transferred-credit            -              -           -
 923     Outside services employed                         7,925         46,782      54,707
 924     Property insurance                                    -           (243)       (243)
 925     Injuries and damages                                  -            880         880
 926     Employee pensions and benefits                    9,906          8,326      18,232
 928     Regulatory commission expense                         -              -           -
 929     Duplicate charges-credit                              -           (481)       (481)
930.1    General advertising expense                           -            450         450
930.2    Miscellaneous general expenses                        -          4,534       4,534
 931     Rents                                             3,302         19,184      22,486
 932     Maintenance of structures and equipment               -            300         300
 403     Depreciation and amortization expense             3,302          9,268      12,570
 408     Taxes other than income taxes                         -            390         390
 409     Income taxes                                          -         (2,028)     (2,028)
 410     Provision for deferred income taxes                   -          2,028       2,028
 411     Provision for deferred income taxes-credit            -              -           -
411.5    Investment tax credit                                 -              -           -
426.1    Donations                                             -            835         835
426.5    Other deductions                                      -          1,944       1,944
 427     Interest on long-term debt                            -              -           -
 431     Other interest expense                                -              -           -
                                                        -----------------------------------

             TOTAL EXPENSES                             $ 66,038   $    164,635   $ 230,673
                                                        ===================================

Compensation for Use of Equity Capital
  430     Interest on debt to associate companies              -          3,117       3,117
                                                        -----------------------------------

              TOTAL COST OF SERVICES                    $ 66,038   $    167,752   $ 233,790
                                                        ===================================

INSTRUCTION:   Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

              SCHEDULE XVII - SCHEDULE OF EXPENSE DISTIBUTION BY

                        DEPARTMENT OR SERVICE FUNCTION

                                                              Total                Executive    Environmental    Public
      Description of Items                                   Amount     Overhead   Management      & Safety      Affairs
  912-13    Marketing & Advertising                       $      168    $      -    $      -       $      -      $    26
    920     Salaries and wages                                95,788       4,365       2,819            425          820
    921     Office Supplies and expenses                      18,113         593         391             58          176
    922     Administrative expenses transferred-credit             -           -           -              -            -
    923     Outside services employed                         54,707         427          59            161        1,350
    924     Property insurance                                  (243)          -           -              -            -
    925     Injuries and damages                                 880           -           -              -            -
    926     Employee pensions and benefits                    18,232      18,230           -              -            -
    928     Regulatory commission expense                          -           -           -              -            -
    929     Duplicate Charges-credit                            (481)          -           -              -            -
   930.1    General advertising expense                          450           -           -              -           85
   930.2    Miscellaneous general expenses                     4,534         298          61             29          331
    931     Rents                                             22,486       9,134          11                          10
    932     Maintenance of structures and equipment              300           -           -              -            -
    403     Depreciation and amortization expense             12,570           -           -              -            -
    408     Taxes other than income taxes                        390           -           -              -            -
    409     Income taxes                                      (2,294)     (2,294)          -              -            -
    410     Provision for deferred income taxes                2,028       2,028           -              -            -
    411     Provision for deferred income taxes-credit             -           -           -              -            -
   411.5    Investment tax credit                                  -           -           -              -            -
   426.1    Donations                                            835           -           1             11          725
   426.5    Other deductions                                   1,944       1,715           -              -            -
    427     Interest on long-term debt                             -           -           -              -            -
    430     Interest on debt to associate companies            3,117       3,117           -              -            -
    431     Other interest expense                                 -           -           -              -            -
                                                          --------------------------------------------------------------
                TOTAL EXPENSES                            $  233,524    $ 37,612    $  3,340       $    684      $ 3,523
                                                          ==============================================================

                                                           Information     Customer      Corporate     Internal
      Description of Items                                  Services         Care        Secretary       Audit
  912-13    Marketing & Advertising                         $       -      $      1       $       -     $     -
    920     Salaries and wages                                  8,489        21,855             315         230
    921     Office Supplies and expenses                        5,492         6,242              54          21
    922     Administrative expenses transferred-credit              -             -               -           -
    923     Outside services employed                          32,556         6,592             426         161
    924     Property insurance                                      -             -               -           -
    925     Injuries and damages                                    -             5               -           -
    926     Employee pensions and benefits                          -             -               -           -
    928     Regulatory commission expense                           -             -               -           -
    929     Duplicate Charges-credit                             (435)          (45)              -           -
   930.1    General advertising expense                             -             3               -           -
   930.2    Miscellaneous general expenses                        418           350               1           1
    931     Rents                                              10,442           703               -           -
    932     Maintenance of structures and equipment                 -             -               -           -
    403     Depreciation and amortization expense               8,330           674               -           -
    408     Taxes other than income taxes                           -             -               -           -
    409     Income taxes                                            -             -               -           -
    410     Provision for deferred income taxes                     -             -               -           -
    411     Provision for deferred income taxes-credit              -             -               -           -
   411.5    Investment tax credit                                   -             -               -           -
   426.1    Donations                                               -            14               -           -
   426.5    Other deductions                                       35           194               -           -
    427     Interest on long-term debt                              -             -               -           -
    430     Interest on debt to associate companies                 -             -               -           -
    431     Other interest expense                                  -             -               -           -
                                                            ---------------------------------------------------
                TOTAL EXPENSES                              $  65,326      $ 36,588       $     795     $   413
                                                            ===================================================

                     For the Year Ended December 31, 2001
                                (In Thousands)

              SCHEDULE XVII - SCHEDULE OF EXPENSE DISTIBUTION BY

                        DEPARTMENT OR SERVICE FUNCTION

                                                                                 Human                          CLS Financial
      Description of Items                                       Legal         Resources       Controller          Support
   912-13   Marketing & Advertising                             $       -      $        -      $        -       $           -
    920     Salaries and wages                                      1,029           2,370           3,120                 712
    921     Office Supplies and expenses                              110             206             187                  69
    922     Administrative expenses transferred-credit                  -               -               -                   -
    923     Outside services employed                                 327           1,130           1,230                 184
    924     Property insurance                                          -               -               -                   -
    925     Injuries and damages                                       13              11               -                   -
    926     Employee pensions and benefits                              -               2               -                   -
    928     Regulatory commission expense                               -               -               -                   -
    929     Duplicate Charges-credit                                    -               -               -                   -
   930.1    General advertising expense                                 -               -               -                   -
   930.2    Miscellaneous general expenses                             15               1              13                  17
    931     Rents                                                       -               -              46                  12
    932     Maintenance of structures and equipment                     -               -               -                   -
    403     Depreciation and amortization expense                       -           1,342               -                   -
    408     Taxes other than income taxes                               -              10               -                   -
    409     Income taxes                                                -               -               -                   -
    410     Provision for deferred income taxes                         -               -               -                   -
    411     Provision for deferred income taxes-credit                  -               -               -                   -
   411.5    Investment tax credit                                       -               -               -                   -
   426.1    Donations                                                   -               -               -                   9
   426.5    Other deductions                                            -               -               -                   -
    427     Interest on long-term debt                                  -               -               -                   -
    430     Interest on debt to associate companies                     -               -               -                   -
    431     Other interest expense                                      -               -               -                   -
                                                                -------------------------------------------------------------

                TOTAL EXPENSES                                  $   1,494      $    5,072      $    4,596       $       1,003
                                                                =============================================================


                                                               Risk &                Regulatory      Procurement    Facility & Real
      Description of Items                                   Insurance   Treasury     Affairs      & Supply Chain   Estate Services
   912-13   Marketing & Advertising                          $       -   $      -     $     -      $            -   $             -
    920     Salaries and wages                                     731      1,314       2,043               1,856               694
    921     Office Supplies and expenses                            31        246         107                 118                29
    922     Administrative expenses transferred-credit               -          -           -                   -                 -
    923     Outside services employed                              239      1,935          68                 245               475
    924     Property insurance                                    (243)         -           -                   -                 -
    925     Injuries and damages                                   851          -           -                   -                 -
    926     Employee pensions and benefits                           -          -           -                   -                 -
    928     Regulatory commission expense                            -          -           -                   -                 -
    929     Duplicate Charges-credit                                 -          -           -                   -                 -
   930.1    General advertising expense                              -          -           -                   -                 -
   930.2    Miscellaneous general expenses                         (93)        (9)          6                 274               857
    931     Rents                                                    -          -           6                   6               775
    932     Maintenance of structures and equipment                  -          -           -                   -               300
    403     Depreciation and amortization expense                    -          -           -                 143               631
    408     Taxes other than income taxes                            -          -           -                   -               375
    409     Income taxes                                             -          -           -                   -                 -
    410     Provision for deferred income taxes                      -          -           -                   -                 -
    411     Provision for deferred income taxes-credit               -          -           -                   -                 -
   411.5    Investment tax credit                                    -          -           -                   -                 -
   426.1    Donations                                                -          -           -                   -                 2
   426.5    Other deductions                                         -          -           -                   -
    427     Interest on long-term debt                               -          -           -                   -
    430     Interest on debt to associate companies                  -          -           -                   -
    431     Other interest expense                                   -          -           -                   -
                                                             ----------------------------------------------------------------------

                TOTAL EXPENSES                               $   1,516   $  3,486     $ 2,231      $        2,642   $         4,137
                                                             ======================================================================

               ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                      For the Year Ended December 31, 2001
                                 (In Thousands)

               SCHEDULE XVII - SCHEDULE OF EXPENSE DISTIBUTION BY

                         DEPARTMENT OR SERVICE FUNCTION

                                                              Vehicle       Security &     Delivery       Energy       Enterprise
      Description of Items                                   Management    Doc Services   LOB Support   LOB Support   LOB Support
  912-13    Marketing & Advertising                          $        2    $          -   $         2   $       136   $         -
    920     Salaries and wages                                      357             582        17,762        23,697           204
    921     Office Supplies and expenses                             17             326         1,511         2,129             1
    922     Administrative expenses transferred-credit                -               -             -             -             -
    923     Outside services employed                                 5             985         2,238         3,914             -
    924     Property insurance                                        -               -             -             -             -
    925     Injuries and damages                                      -               -             -             -             -
    926     Employee pensions and benefits                            -               -             -             -             -
    928     Regulatory commission expense                             -               -             -             -             -
    929     Duplicate Charges-credit                                  -               -             -             -             -
   930.1    General advertising expense                               -               -           357             6             -
   930.2    Miscellaneous general expenses                           56              58           542         1,310             -
    931     Rents                                                     9             945           308            80             -
    932     Maintenance of structures and equipment                   -               -             -             -             -
    403     Depreciation and amortization expense                    46               -         1,403             -             -
    408     Taxes other than income taxes                             -               -             5             -             -
    409     Income taxes                                              -               -             -             -             -
    410     Provision for deferred income taxes                       -               -             -             -             -
    411     Provision for deferred income taxes-credit                -               -             -             -             -
   411.5    Investment tax credit                                     -               -             -             -             -
   426.1    Donations                                                 -               -            53            20             -
   426.5    Other deductions                                          -               -             -             -             -
    427     Interest on long-term debt                                -               -             -             -             -
    430     Interest on debt to associate companies                   -               -             -             -             -
    431     Other interest expense                                    -               -             -             -             -
                                                             --------------------------------------------------------------------

                TOTAL EXPENSES                               $      492    $      2,896   $    24,182   $    31,291   $       204
                                                             ====================================================================

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                DEPARTMENTAL ANALYSIS OF SALARIES - ACCOUNT 920

                                                      Departmental Salary Expense                       Number of
             Name of Department                      Included in Amounts Billed to                      Personnel
       Indicate each department           Total        Parent            Other            Non             End of
       or service function.               Amount       Company         Associates      Associates          Year
       Executive Management               $ 2,819      $   204         $    2,614       $       -             8

       Environmental & Safety                 425            -                425               -             5

       Corporate Communications               820           82                739               -            10

       Information Systems                  8,489            -              8,489               -           114

       Customer Care                       21,855            -             21,855               -           455

       Corporate Secretary                    315           32                283               -             1

       Internal Audit                         230            -                230               -             4

       Legal                                1,029          103                926               -            12

       Human Resources                      2,370            -              2,370               -            36

       Controller                           3,120           27              3,093               -            47

       CLS Financial Support                  712            -                712               -             3

       Risk & Insurance                       731            -                731               -            11

       Treasury                             1,314           94              1,220               -            15

       Regulatory Affairs                   2,043            -              2,043               -            19

       Procurement & Supply Chain           1,856            -              1,856               -            23

       Facility & Real Estate Services        694            -                694               -            11

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.


                     For the Year Ended December 31, 2001
                                (In Thousands)

          DEPARTMENTAL ANALYSIS OF SALARIES - ACCOUNT 920 (continued)

                                                             Departmental Salary Expense                           Number of
             Name of Department                             Included in Amounts Billed to                          Personnel
       Indicate each department               Total            Parent            Other               Non             End of
       or service function.                   Amount          Company          Associates        Associates           Year
       Vehicle Management                    $     357        $       -         $      357       $         -              6

       Security & Document Services                582                -                582                 -             12

       Delivery LOB Support                     17,762                -             17,762                 -            239

       Energy LOB Support                       23,697                -             23,697                 -            258

       Enterprise LOB Support                      204                -                204                 -              -

       Corporate                                 4,365                -              4,365                 -              -
                                          -------------    -------------    ---------------    --------------   ------------

                                             $  95,788        $     542         $   95,246       $         -          1,289
                                          =============    =============    ===============    ==============   ============

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                    OUTSIDE SERVICES EMPLOYED - ACCOUNT 923

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subaccount for each type of service.

                                                                                    Relationship
                                                                                   "A"=Associate
          From Whom Purchased                        Description                 "NA"=Nonassociate        Amount
Temporary Services:
      RANDSTAD                                 Temporary Employment Services              NA             $1,176
      INTEGRITY STAFFING SOLUTIONS             Temporary Employment Services              NA              1,170
      AJILON                                   Temporary Employment Services              NA                907
      GENESIS MICRO SOLUTIONS INC              Temporary Employment Services              NA                310
      TR SYSTEMS INC                           IS Temporary Services                      NA                236
      CAB TECHNOLOGIES INC                     IS Temporary Services                      NA                193
      EDM SOLUTIONS INC                        Temporary Employment Services              NA                191
      RPM SYSTEMS                              IS Temporary Services                      NA                175
      ACCOUNTEMPS                              Temporary Employment Services              NA                160
      THE SIEGFRIED GROUP LLP                  Temporary Employment Services              NA                151
      RHI CONSULTING                           Temporary Employment Services              NA                131
      MISCELLANEOUS                                                                       NA                460
                                                                                                     -----------
      (22 ITEMS LESS THAN $100,000)
                         TOTAL                                                                           $5,259
                                                                                                     -----------

Market Research Services:
      MISCELLANEOUS                                                                       NA               $130
                                                                                                     -----------
      (6 ITEMS LESS THAN $100,000)
                         TOTAL                                                                             $130
                                                                                                     -----------
Maintenance Services:
      IBM GLOBAL SERVICES US                   Computer Consultants/Services              NA            $20,696
      VISALIGN LLC                             Computer Consultants/Services              NA              4,601
      SUN MICROSYSTEMS                         Computer Consultants/Services              NA                508
      DORSET PROFESSIONAL SERVICES INC         Computer Consultants/Services              NA                336
      IBM CORPORATION                          Computer Consultants/Services              NA                242
      NETWORK EQUIPMENT TECHNOLOGIES           Communications Services                    NA                238
      CORPORATE INTERIORS OF DELAWARE          Consulting Services                        NA                238
      STRATEGIC PRODUCT AND SERVICES           Computer Consultants/Services              NA                165
      SIEMENS ENTERPRISE NETWORKS LLC          Computer Consultants/Services              NA                162
      ASPLUNDH TREE EXPERT COMPANY             Tree Trimming Services                     NA                102
      TRICOMM SERVICES CORPORATION             Computer Consultants/Services              NA                100
      MISCELLANEOUS                                                                       NA                572
                                                                                                     -----------
      (39 ITEMS LESS THAN $100,000)
                         TOTAL                                                                          $27,959
                                                                                                     -----------
Legal Services:
      PEPPER HAMILTON & SCHEETZ LLP            Professional Legal Services                NA               $320
      POTTER ANDERSON & CORROON                Professional Legal Services                NA                191
      ARIA A KLEES                             Professional Legal Services                NA                189
      BLANK ROME COMISKY & MCCAULEY            Professional Legal Services                NA                142
      DECHERT PRICE & RHOADS                   Professional Legal Services                NA                105
      MISCELLANEOUS                                                                       NA                856
                                                                                                     -----------
      (53 ITEMS LESS THAN $100,000)
                         TOTAL                                                                           $1,804
                                                                                                     -----------

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

              OUTSIDE SERVICES EMPLOYED - ACCOUNT 923 (Continued)

                                                                                       Relationship
                                                                                      "A"=Associate
From Whom Purchased                                     Description                 "NA"=Nonassociate        Amount
Audit Services:
     PRICEWATERHOUSECOOPERS LLP                  Audit Services                             NA                    $374
     MISCELLANEOUS                                                                                                  35
                                                                                                           ------------
     (1 ITEM LESS THAN $100,000)
                         TOTAL                                                                                    $409
                                                                                                           ------------
Internet Services:
     MISCELLANEOUS                                                                          NA              $       72
                                                                                                           ------------
     (3 ITEMS LESS THAN $100,000)
                         TOTAL                                                                              $       72
                                                                                                           ------------
Advertising Services:
     ALFRED DESIGN                               Advertising Services                       NA              $      248
     MISCELLANEOUS                                                                          NA                      65
                                                                                                           ------------
     (14 ITEMS LESS THAN $100,000)
                         TOTAL                                                                              $      313
                                                                                                           ------------
Training Services:
     MISCELLANEOUS                                                                          NA              $      233
                                                                                                           ------------
     (30 ITEMS LESS THAN $100,000)
                         TOTAL                                                                              $      233
                                                                                                           ------------
Collection Services:
     NCO FINANCIAL SERVICES                      Collection Services                        NA              $    1,460
     MISCELLANEOUS                                                                          NA              $      542
                                                                                                           ------------
     (17 ITEMS LESS THAN $100,000)
                         TOTAL                                                                                  $2,002

Other Services:
     FLK CONSULTING SERVICES                     Consulting Services                        NA              $    1,721
     STANTON COMMUNICATIONS                      Communications Services                    NA                     837
     PROJECT SPECIALISTS                         Consulting Services                        NA                     513
     ARTHUR ANDERSEN LLP                         Consulting Services                        NA                     510
     BANK OF NEW YORK                            Treasury Services                          NA                     485
     UTILITY SYSTEMS SOLUTIONS                   Operations Consulting Services             NA                     463
     AVAYA FINANCIAL SERVICES                    Consulting Services                        NA                     448
     VERIZON LOGISTICS INC                       Telecommunications Services                NA                     394
     J R GETTIER & ASSOCIATES                    Security Services                          NA                     376
     BROOKS COURIER SERVICE INC                  Courier Services                           NA                     350
     INFO SYSTEMS INC                            Computer Consulting Services               NA                     338
     TOWERS PERRIN                               Actuarial Services                         NA                     313
     THE VANGUARD GROUP                          Company stock & pension admin              NA                     276
     MDSI-MOBILE DATA SOLUTIONS                  Software support services                  NA                     252
     PROTECTION TECHNOLOGY INC                   Computer Consulting Services               NA                     248

               ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                      For the Year Ended December 31, 2001
                                 (In Thousands)

               OUTSIDE SERVICES EMPLOYED - ACCOUNT 923 (Continued)

                                                                                     Relationship
                                                                                     "A"=Associate
From Whom Purchased                                        Description             "NA"=Nonassociate           Amount
     BUCK CONSULTANTS INC                    Consulting Services                           NA                    $243
     LOGICAL BUSINESS SOLUTIONS              Consulting Services                           NA                     239
     PBS Consulting, Inc.                    Consulting Services                           NA                     237
     SIEGFRIED SCHIEFFER & SEITZ             Financial Consulting Services                 NA                     218
     FUTURTECH CONSULTING INC                Computer Consulting Services                  NA                     201
     NETVERSANT OF PHILADELPHIA              Telecommunications Services                   NA                     197
     AIRBORNE EXPRESS                        Courier Services                              NA                     191
     EDS CORPORATION                         Consulting Services                           NA                     189
     BEECHTREE ASSOCIATES INC                Consulting Services                           NA                     189
     RR DONNELLEY FINANCIAL                  Financial Consulting Services                 NA                     179
     CONTRACT ENVIRONMENTS INC               Consulting and Design Services                NA                     171
     DLL SOLUTIONS INC                       Consulting Services                           NA                     167
     KPMG                                    Financial Consulting Services                 NA                     151
     COVE CONSTRUCTION                       Office Renovation Services                    NA                     135
     TERENCE M ENNIS                         Consulting Services                           NA                     122
     E G MAHLER & ASSOCIATES INC             Customer Service IT Outsourcing               NA                     121
     FRANCIS J KITZINGER                     Consulting Services                           NA                     120
     SUNGARD RECOVERY SERVICES INC           Disaster Recovery Support Services            NA                     120
     INTEGREYTED CONSULTANTS INC             Consulting Services                           NA                     113
     GARTNER GROUP                           Benchmarking Services                         NA                     106
     NEW YORK STOCK EXCHANGE                 Financial Services                            NA                     105
     MICROFAST LTD                           Data Warehousing Services                     NA                     102
     TWENTY FIRST CENTURY                    Answering Services                            NA                     101
     ADP INVESTOR COMMUNICATION SERVICES     Shareholder Services                          NA                     100
     COMMONWEALTH RELOCATION SERVICES        Relocation Services                           NA                     100
     MISCELLANEOUS                                                                                              5,086
                                                                                                           -----------
     (473 ITEMS LESS THAN $100,000)
                         TOTAL                                                                                $16,527
                                                                                                           -----------

     GRAND TOTAL                                                                                              $54,707
                                                                                                           ===========

               ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                      For the Year Ended December 31, 2001
                                 (In Thousands)

                  EMPLOYEE PENSIONS AND BENEFITS - ACCOUNT 926

INSTRUCTIONS: Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.


                    Description                                                                  Amount
               Pension                                                                          $ (7,427)

               Medical                                                                             8,079

               OPEB expenses                                                                       5,244

               Supplemental Executive Retirement Plan                                              1,484

               Life insurance                                                                        778

               Dental                                                                                889

               Vision                                                                                200

               Savings & Thrift                                                                    2,049

               Payroll tax expenses                                                                6,916

               Education Plan                                                                        246

               Long-Term Disability                                                                   31

               Service Awards                                                                         46

               Employee Association                                                                   83

               Workman's Compensation Insurance                                                      850

               Administration Fees                                                                    96

               Wellness                                                                               93

               Employee deductions                                                                (1,254)

               Other                                                                                (171)
                                                                                        -----------------

                                       TOTAL                                                    $ 18,232
                                                                                        =================

               ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                      For the Year Ended December 31, 2001
                                 (In Thousands)

                  GENERAL ADVERTISING EXPENSES - ACCOUNT 930.1

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

                   Description                     Name of Payee                             Amount
           Radio, TV & newspaper ads             Aloysius Butler & Clark                          $ 279
           Radio Ads                             Stanton Communications                              88
           Newspaper Ads                         National Advertising Placement                      25
           Newspaper Ads                         The News Journal Company                            19
           Sponsorship                           Delaware Tech & Comm College                         5
           Radio Ads                             WSCL-FM                                              3
           Newspaper Ads                         Cape May Star & Wave                                 3
           Ad Photography                        Lisa J Goodman Photography                           3
           Newspaper Ads                         Intelligence Press Inc                               3
           Miscellaneous                                                                             22
                                                                                          --------------

           TOTAL                                                                                  $ 450
                                                                                          ==============

               ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                      For the Year Ended December 31, 2001
                                 (In Thousands)

                 MISCELLANEOUS GENERAL EXPENSES - ACCOUNT 930.2

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.2,
               "Miscellaneous General Expenses", classifying such expenses according to their nature. Payments and expenses permitted by
               Section 321(b) (2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. Section 441 (b)
               (2)) shall be separately classified.

                Description                                                        Amount
           Material expenses                                                           $1,176
           Conectiv Solutions activity                                                    987
           Building facilities work                                                       866
           Sponsorships/Associations                                                      262
           Process, Performance and Technology project                                    185
           Small Tools and equipment                                                      115
           General liability claims                                                       107
           SAP maintenance costs                                                           94
           Employee expense reimbursement                                                  85
           Office moving costs                                                             78
           Office equipment, maintenance & software                                        49
           Entertainment and meals                                                         41
           Contractor Consulting                                                           31
           Office supplies                                                                 30
           Training expenses                                                               29
           Cellular phone expenses                                                         24
           Utilities expense                                                               24
           Logo items                                                                      21
           Employee recognition awards                                                     11
           Travel and lodging                                                               8
           Florist items                                                                    6
           Membership Dues                                                                  6
           Subscriptions                                                                    4
           Other Miscellaneous expenses                                                   295
                                                                                --------------
                                                                                       $4,534
                                                                                ==============

              ANNUAL REPORT OF:  Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                              RENTS - ACCOUNT 931

INSTRUCTIONS: Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the definition of the Uniform System of Accounts.



              Type of Property                                   Amount

           Office Equipment and Computers                       $ 12,396

           Office Rents                                            9,946

           Vehicle Leases                                            119

           Miscellaneous Rents                                        25
                                                             -----------

           TOTAL                                                $ 22,486
                                                             ===========

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                  TAXES OTHER THAN INCOME TAXES - ACCOUNT 408

INSTRUCTIONS: Provide an analysis of Account 408, "Taxes Other Than Income
              Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

                 Kind of Tax                                                         Amount

   (1)     Other Than U.S. Government Taxes

           City of Wilmington                                                       $        15

           Property Taxes                                                                   375
                                                                                  --------------

                                   SUBTOTAL                                         $       390

   (2)     U.S. Government Taxes
                                                                                    $         -

                                   SUBTOTAL                                         $         -


                                   TOTAL                                            $       390
                                                                                  ==============

               ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                      For the Year Ended December 31, 2001
                                 (In Thousands)

                            DONATIONS - ACCOUNT 426.1

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.1,
               "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

              Name of Recipient                                       Purpose of Donation                  Amount
           United Way                                           Community Welfare                                $ 243
           Good Neighbor Energy Fund                            Shareholder Fund Distribution                     70
           Kingswood Community Center                           Community Welfare                                  55
           Shore Memorial Hospital                              Community Welfare                                  30
           The Nature Conservancy                               Land protection efforts                            25
           Junior Achievement                                   Community Welfare                                  22
           Roman Catholic Diocese of Camden                     Community Welfare                                  20
           Business/Public Education Council                    Community Welfare                                  15
           University of Maryland                               Capital Campaign                                   15
           Press of Atlantic City                               Community Welfare                                  14
           March of Dimes                                       Community Welfare                                  12
           Delaware River & Bay Authority                       Community Welfare                                  10
           National Conference for Community                    Community Welfare                                  10
           New Jersey Conference of Mayors                      Community Welfare                                  10
           Thurgood Marshall Scholarship Fund                   Scholarship Fund                                   10
           Children & Families First                            Community Welfare                                   7
           Swingin with a Star                                  Charity Golf Tournament                             7
           Boys & Girls Clubs of Delaware                       Community Welfare                                   6
           The Ministry of Caring, Inc.                         Community Welfare                                   6
           Southern Jersey Chamber of Commerce                  Community Welfare                                   5
           Beach Haven First Aid Squad                          Community Welfare                                   5
           Conectiv Energy Victim Relief Fund                   Community Welfare                                   5
           DVFA New York Heroe's Fund                           Community Welfare                                   5
           Foundation for NJ Public Broadcasting                Community Welfare                                   5
           Jewish Community Center                              Community Welfare                                   5
           Maryland State Firemen's Association                 Community Welfare                                   5
           MSFA/FDNY Relief Fund                                Community Welfare                                   5
           National Electrical Safety Foundation                Community Welfare                                   5
           Rutgers University                                   Educational Fund                                    5
           The ARC of Atlantic County                           Community Welfare                                   5
           Thomas Barry Marine                                  Community Welfare                                   5
           New Jersey Shares                                    Community Welfare                                   4
           Partnership for Delaware Estuary                     Community Welfare                                   4
           United Fund                                          Community Welfare                                   4
           American Heart Association                           Community Welfare                                   4
           Ronald McDonald House of South NJ                    Community Welfare                                   3
           Blood Bank of Delaware/Eastern Shore                 Community Welfare                                   3
           Boy Scouts of America                                Community Welfare                                   3
           Cecil County Arts Council                            Community Welfare                                   3
           Conhanzick Zoological Society                        Community Welfare                                   3
           Delaware Nature Society                              Community Welfare                                   3

               ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                      For the Year Ended December 31, 2001
                                 (In Thousands)

                            DONATIONS - ACCOUNT 426.1

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.1,
               "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

              Name of Recipient                                       Purpose of Donation                   Amount
           Delaware State University                            Scholarship                                        $ 3
           Henry B DuPont Middle School                         Educational Fund                                     3
           University of Delaware                               Educational Fund                                     3
           The Richard Stockton College                         Educational Fund                                     3
           United Cerebral Palsy of Delaware                    Community Welfare                                    3
           Calvary Community Development                        Community Welfare                                    3
           Cecil County Chamber of Commerce                     Community Welfare                                    3
           Claymont Community Center                            Community Welfare                                    3
           Cumberland Empowerment Zone                          Community Welfare                                    3
           Delaware Foundation for Retarded Children            Community Welfare                                    3
           Eastern Shore Community College                      Educational Fund                                     3
           Eric MacCluen                                        Community Welfare                                    3
           Fame, Inc                                            Community Welfare                                    3
           Friends of the Milton Public Library                 Community Welfare                                    3
           Pinelands Preservation                               Land Protection Efforts                              3
           Other Miscellaneous Donations                                                                           117
                                                                                                        ---------------

           TOTAL                                                                                                 $ 835
                                                                                                        ===============

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                       OTHER DEDUCTIONS - ACCOUNT 426.5

INSTRUCTIONS: Provide a listing of the amount included in Account 426.5, "Other
              Deductions", classifying such expenses according to their nature.


                 Description                         Name of Payee                              Amount
    Loss on Disposal of Customer Care software                                                  $ 1,715

    Loss on disposal of IT assets                                                                   229
                                                                                                -------

    TOTAL                                                                                       $ 1,944
                                                                                                =======

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

                 SCHEDULE XVIII - NOTES TO STATEMENT OF INCOME

INSTRUCTIONS: The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.



         See Notes to Financial Statements, Schedule XIV, pages 19-20

                        CONECTIV RESOURCE PARTNERS, INC.

                               Organization Chart




                               Howard E. Cosgrove
                                 Chairman & CEO

                                 Thomas S. Shaw
                                 President & COO

                             John C. van Roden, Jr.
                           Senior Vice President & CFO

                                Barbara S. Graham
                           Senior Vice President & CIO

                                 Donald E. Cain
                                 Vice President

                                  John W. Land
                                 Vice President

                                Phillip S. Reese
                           Vice President & Treasurer

                                 Peter F. Clark
                   Vice President, Secretary & General Counsel

                               Diana C. DeAngelis
                               Assistant Secretary

                                Nina J. Clements
                               Assistant Secretary

                                 James P. Lavin
                                   Controller

                         CONECTIV RESOURCE PARTNERS, INC

                          Current Methods of Allocation


Described below are the methods used to allocate costs of the Service Company to Client Companies which cannot practicably be direct charged.

            Service Department
               or Function                             Basis of Allocation *
               -----------                             ---------------------
      Executive Management                             Blended ratio

      Procurement & Supply Chain                       Material stock expense ratio

      Vehicle Resource Management                      Vehicle $ ratio

      Facilities Services                              Square footage ratio for office space and
                                                       non-office space

      Document Services                                Employee ratio

      Real Estate                                      Real estate investment ratio

      Security                                         Labor $ ratio

      Insurance Administration                         Blended ratio

      Claims Administration                            Historical claims ratio

      Regulatory Affairs                               Utility cost ratio

      CLS Financial Support                            Blended ratio

      Property insurance and
      miscellaneous insurance coverage                 Asset cost ratio

      General liability insurance                      Labor $ ratio

      Directors and Officers insurance                 Asset cost ratio

      Cost of Benefits                                 Employee ratio


      * Definitions of ratios follows Methods of Allocation pages

                         CONECTIV RESOURCE PARTNERS, INC

            Service Department
               or Function                              Basis of Allocation
               -----------                              -------------------
      Compensation and Benefits Services                Employee ratio

      Personnel, Employment and Staffing                Employee ratio

      Employee/Labor Relations                          Employee ratio

      Training and Management Development               Employee ratio

      Performance Improvement                           Employee ratio

      Organizational Development                        Employee ratio

      Legal Services                                    Actual legal direct labor charges of prior year

      Audit Services                                    O&M ratio

      Management of Customer Care                       Number of customers ratio

      Special Billing                                   Number of special bills ratio

      Corporate Marketing                               O&M ratio

      Voice Service                                     Telephone ratio

      Data Management                                   Storage ratio

      Operations Management                             CPU time ratio

      Applications Support                              End user ratio

      Desktop/Network Support                           End user ratio

      IS General Management and Administration          Blended ratio

                         CONECTIV RESOURCE PARTNERS, INC


            Service Department
               or Function                                 Basis of Allocation
               -----------                                 -------------------
      Public Affairs                                       O&M ratio

      Environmental & Safety                               Blended ratio

      Delivery Services                                    T&D O&M ratio

      System Operations Services                           Kwh Output ratio

      Maintenance Services                                 Kwh Output ratio

      Other Delivery Services                              T&D O&M ratio

      Energy Business Management
      and Administration                                   O&M ratio

      Merchant Functions                                   O&M ratio

      Supply Engineering and Support                       O&M ratio

      Fuel Supply Function                                 Kwh generated ratio

      Enterprise Business Group Information
      Technology Services                                  Actual Direct labor charges of group

      Enterprise Business Group Financial
      Analysis Services                                    Number of financial analysts ratio

      Enterprise Business Group Call Center                Number of call center representatives ratio

      Accounts Payable Accounting Services                 Number of checks issued ratio

      Payroll Accounting Services                          Number of employees paid ratio

      Asset & Project Accounting Services                  Asset system cost ratio

      All Other Financial Services                         O&M ratio

           Definition of Service Company Current Allocation Methods


     Ratio Title                    Ratio Description
     -----------                    -----------------

     Employee Ratio                 A ratio the numerator of which is the number
                                    of employees of a Client Company, the
                                    denominator of which is the number of
                                    employees in all Client Companies using the service. This ratio will be calculated quarterly.

     Square Footage Ratio

        office space                A ratio the numerator of which is the number
                                    of square feet of office space occupied by a Client Company, the denominator of which is the total number of square feet of office space occupied by all Client Companies using the service.

        non-office space            A ratio the numerator of which is the number
                                    of square feet of non-office space occupied by a Client Company, the denominator of which is the total number of square feet of non-office space occupied by all Client
                                    Companies using the service.

     Telephone Ratio                A ratio the numerator of which is the number
                                    of telephones used by a Client Company, the denominator of which is the number of telephones used by all Client Companies using the service.

     CPU Time Ratio                 A ratio the numerator of which is the number
                                    of hours of CPU time used for a particular system application, the denominator of which is the total number of CPU hours used by all companies. Costs are allocated to Orders based on this ratio. That cost is then either included in the cost of other Service
                                    Company services or directly routed to the appropriate Client Company.

     End User Ratio                 A ratio the numerator of which is the number
                                    of users of computer systems within a Client
                                    Company, the denominator of which is the total number of users of computer systems within all Client Companies using the service.


     Labor $ Ratio                  A ratio the numerator of which is the amount
                                    of labor $ of a Client Company, the
                                    denominator of which is total labor $ for all Client Companies using the service. This ratio will be calculated monthly.

     Historical Claims Ratio        A ratio the numerator of which is the total
                                    claims expense of a Client Company, the
                                    denominator of which is the total claims expense for all Client Companies using the service.

     Asset Cost Ratio               A ratio the numerator of which is the total
                                    cost of assets in a Client Company, the
                                    denominator of which is the total costs of assets for all Client Companies using the service. Assets are limited to plant, property and investments.

     O&M Ratio                      A ratio the numerator of which is the total
                                    direct (i.e., excludes charges allocated by the Service Company) operations and maintenance expense, excluding depreciation and fuel costs, of a Client Company, the denominator of which is total direct operations and maintenance expense, excluding depreciation and fuel costs, of all Client Companies using the service.

     Revenue Ratio                  A ratio the numerator of which is the total
                                    revenues of a Client Company, the
                                    denominator of which is the total number of customers for all the Client Companies using the service.

     Number of Customers Ratio      A ratio the numerator of which is number of
                                    customers served by a Client Company, the denominator of which is the total number of customers for all Client Companies using the service.

     Number of Utility Customers
     Ratio A ratio the numerator of which is number of utility customers served by a Client Company, the denominator of which is the total number of utility customers for all Client Companies using the service.

     Nuclear Installed Capacity
     Ratio A ratio the numerator of which is the nuclear facility installed capacity of a Client Company, the denominator of which is the total nuclear facility installed capacity of all Client Companies using the service.

     Materials Stock Expense Ratio  A ratio the numerator of which is the materials stock expense of a Client Company, the denominator of which is the total materials stock expense of all Client Companies using the service.

     Real Estate Investment         A ratio the numerator of which is the cost
                                    of real estate leases and land and buildings owned by a Client Company, the denominator of which is the total cost of real estate leases and land and buildings for all Client
                                    Companies using the service.

     Number of Special Bills Ratio  A ratio the numerator of which is the number of special bills issued for a Client
                                    Company, the denominator of which is the total number of special bills issued for all Client Companies.

     Utility Asset Cost Ratio       A ratio the numerator of which is the total
                                    cost of utility assets in a Client Company, the denominator of which is the total costs of utility assets for all Client Companies using the service.

     T&D O&M Ratio                  A ratio the numerator of which is the total
                                    direct (i.e., excludes charges allocated by the Service Company), operations and maintenance expense, excluding depreciation and fuel costs, of a Transmission and Distribution Client Company, the denominator of which is total direct operations and maintenance expense, excluding depreciation and fuel costs, of all Transmission and Distribution Client Companies.

     Kwh Generated Ratio            A ratio the numerator of which is the number
                                    of kilowatt hours generated by a Client
                                    Company, the denominator of which is the total number of kilowatt hours generated by all Client Companies using the service.

     Kwh Output Ratio               A ratio the numerator of which is the number
                                    of kilowatt hours purchased and generated by a Client Company, the denominator of which is the total number of kilowatt hours purchased and generated by all Client
                                    Companies using the service.

     Merchant Cost Ratio            A ratio the numerator of which is the dollar
                                    amount of direct charges of the merchant function to a specific Client Company, the denominator of which is the total dollar amount of direct charges of the merchant function to all Client Companies using the service.

     Vehicle $ Ratio                A ratio the numerator of which is the dollar
                                    amount of vehicle charges in a specific
                                    Client Company, the denominator of which is the total amount of vehicle charges in all Client Companies using the services.

     Blended Ratio                  A composite ratio which is comprised of an
                                    average of the Employee Ratio, the Labor $
                                    Ratio, and the Asset Cost Ratio, for all Client Companies using the service.

     Number of Checks Issued Ratio  A ratio the numerator of which is the number of checks issued for a Client Company, the denominator of which is the total number of checks issued for all Client Companies using the service.

     Number of Employees Paid
     Ratio A ratio the numerator of which is the number of employees paid for a Client Company, the denominator of which is the total number of employees paid for all Client Companies using the service.

     Asset System Cost Ratio        A ratio the numerator of which is the total
                                    cost of assets for a Client Company on the asset & project system, the denominator of which is the total cost of assets for all Client Companies using the service on the asset & project system.

     Data Storage Ratio             A ratio the numerator of which is the
                                    gigabytes of data storage space used for a particular system application, the denominator of which is the total gigabytes of data storage space used for all system applications. Costs are allocated to Orders or Cost Centers based on this ratio. That cost is then either included in the cost of other Service Company services or directly routed to the appropriate Client Company.


     Number of Call Center
     Representatives                A ratio the numerator of which is the number
                                    of dedicated call center representatives for a Client Company, the denominator of which is the total number of dedicated call center representatives for all Client Companies using the service.

     Number of Financial Analysts
     Ratio A ratio the numerator of which is the number of dedicated financial analysts for a Client Company, the denominator of which is the total number of financial analysts for all Client Companies using the service.

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 2001
                                (In Thousands)

          ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

                                                                                Allocation          Total
                                                                                of Indirect       Allocation
              Company                                            Percent        Interest *       of Interest
              Delmarva Power & Light Company                         43.7%           $1,358           $1,358
              Atlantic City Electric Company                         30.4%              949              949
              Conectiv Properties, Inc.                               0.2%                6                6
              Conectiv Energy Supply, Inc.                            2.6%               82               82
              Conectiv Operating Services Company                     3.2%              101              101
              Conectiv Delmarva Generation, Inc.                      8.9%              276              276
              Conectiv Atlantic Generation, LLC                       1.3%               41               41
              Conectiv Solutions LLC                                  0.7%               23               23
              Conectiv Communications, Inc.                           7.5%              233              233
              Atlantic Southern Properties                            0.2%                6                6
              Thermal Energy Limited Partnership                      0.7%               22               22
              Conectiv Thermal Systems                                0.6%               20               20
                                                               ----------       -----------     ------------

              TOTAL                                                 100.0%           $3,117           $3,117
                                                               ==========       ===========     ============

              * Reflects average BLENDED rate for the year.

               ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC


                               SIGNATURE CLAUSE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.






                                         Conectiv  Resource Partners, Inc.
                                         -------------------------------------
                                               (Name of Reporting Company)


                                         By: /s/ James P. Lavin
                                         -------------------------------------
                                              (Signature of Signing Officer)


                                         James P. Lavin, Controller
                                         -------------------------------------
                                               (Printed Name and Title of
                                                      Signing Officer)





Date:  April 15, 2002